Email Subject Line: Breaking News: HENI Initiates OIL
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                    Production and Sells First Oil in Montana
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             OIL & GAS INDUSTRY HAS SIGNIFICANT UPSIDE! LOOK AT HENI

                               HINTO ENERGY, INC.


        Market Data:
        Stock Ticker: HENI
        2013 ACRES: 15,000+
                   WELLS: 42
        Web Site: http://www.hintoenergy.com

          Hinto Energy, Inc. Oil Production and Sales Begin in Montana

DENVER, CO-- Hinto Energy, Inc. (OTCQB: HENI) announces the commencement of oil producing operations and its first oil sales at its Mason Lakes oil field in Musselshell County, Montana.

George Harris, the Company's Chief Executive Officer, remarked, "We are extremely pleased to begin producing oil from these recently acquired wells and oil leases in Montana. After working over the field, we have been able to bring our water source, water injection and production wells on line. Initial fluids production is approximately 500 barrels per day with an oil cut of 5 to 10 percent. The Company is exploring enhancements to pumping methods to further increase fluids production."

In addition to current production, management believes that the Mason Lake leases provide significant potential for the drilling of additional oil wells. The Company is continuing to evaluate opportunities to expand its lease holdings in the Musselshell County area. KEY HENI INVESTOR POINTS:

o Tripled oil and gas acreage and well holdings over the last 18 months and is focused on acquiring operating wells and leases that offer significant upside.

o Acquired a 95% working interest in 6 wells and approximately 1,160 leased acres in the Mason Lakes oil field in Musselshell, Montana in June, 2013.

o Acquired a 100% working interest in 9 wells and approximately 4,420 leased acres in the Uinta Basin at Cisco, Utah in June, 2013.

o The Company believes the acquired leases provide significant oil and gas production potential and space for drilling at a minimum 50 additional oil and gas wells.

o      Completed a raise of $1 Million through existing HENI shareholders.

o Strong Management team - The Hinto Energy management team has over 50 years of oil and gas exploration and production experience. Management



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        Hinto  Energy is  focused on  creating  long term  shareholder  value at
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        Contact Information:
        Hinto Energy, Inc.
        Gary Herick, Vice President - Finance
        7609 Ralston Road
        Arvada, CO 80002
        (303) 647-4850 x2
        http://www.hintoenergy.com